Exhibit 2.1

                        TERMINATION AND RELEASE AGREEMENT

           THIS TERMINATION AND RELEASE AGREEMENT (the "Agreement") is made and entered into this 15th day of July, 2003, by and among North Atlantic Trading Company, Inc., a Delaware corporation ("NATC"), Star Scientific, Inc., a Delaware corporation ("Parent") and Star Tobacco, Inc., a Virginia corporation ("Opco" and together with Parent, "STAR").

                                   WITNESSETH:
                                   -----------

           WHEREAS, NATC and STAR have entered into that certain Asset Purchase Agreement, dated as of February 18, 2003 (the "Purchase Agreement");

           WHEREAS, the parties hereto wish to terminate the Purchase Agreement and release their respective rights, claims, obligations, and liabilities in connection therewith;

           WHEREAS, the board of directors of each party hereto has approved such termination and authorized such party to enter into this Agreement; and

           WHEREAS, capitalized terms used herein but not defined herein shall have the meanings ascribed to them in the Purchase Agreement.

           NOW, THEREFORE, in consideration of the mutual agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

           1. Termination of Purchase Agreement. Upon the execution of this Agreement by each of the parties hereto and in accordance with subsection (a) of
Section 7.1 of the Purchase Agreement, the parties hereto agree that the Purchase Agreement is terminated, null and void and of no future force or effect.

           2. Mutual Release. Simultaneously with the execution of this Agreement, the parties hereto will execute and exchange the releases attached hereto as Annex A-1 and Annex A-2 (the "Releases").

           3. Earnest Money Deposit. Parent shall be entitled to the Earnest Money Deposit and NATC shall be entitled to the Remaining Escrow Funds. Immediately following the execution of this Agreement and the Releases, the parties hereto shall execute and deliver to the Escrow Agent the instructions attached hereto as Annex B.

           4. Press Release. Promptly following the execution of this Agreement by the parties hereto, NATC and Parent agree to cooperate in issuing a joint press release regarding the execution of this Agreement substantially in the form attached hereto as Annex C. The parties hereto agree not to issue or make any other press release or statement to the media regarding this Agreement without the consent of the other parties; provided, however, that (i) nothing in


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this Agreement shall require any party hereto to obtain the consent of any other party prior to making any other press release or statement to the media which does not refer to such other party and (ii) no party shall unreasonably withhold its consent to the issuance of a press release that refers to such party if it is issued by any other party based on the advice of counsel that the issuance thereof is required by NASDAQ or a Governmental Authority.

           5. Governing Law. This Agreement, and all matters relating hereto, shall be governed by, and construed in accordance with, the laws of the State of New York.

           6. Cooperation. Each party hereto agrees to cooperate with the other and to take all action reasonably necessary to give full effect to the provisions and intent of this Agreement. For such purpose, each party will bear its own costs and expenses incurred to take such action.

           7. Third Party Beneficiaries. The provisions of this Agreement are solely for the benefit of the parties hereto and nothing express or implied in this Agreement is intended to confer upon any Person, other than the parties hereto, any rights or remedies hereunder.

           8. Counterparts. This Agreement may be executed in any number of counterparts by facsimile or otherwise, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

           9. Assignment and Successors. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.








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           IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the undersigned parties as of the date first written above.


                   NORTH ATLANTIC TRADING COMPANY, INC.

                   By: /s/ David I. Brunson
                       ---------------------------------------------------
                       Name: David I. Brunson
                       Title: President




                   STAR SCIENTIFIC, INC.

                   By: /s/ Paul L. Perito
                       ---------------------------------------------------
                       Name: Paul L. Perito
                       Title: Chairman, President and C.O.O.




                   STAR TOBACCO, INC.

                   By: /s/ David M. Dean
                       ---------------------------------------------------
                       Name: David M. Dean
                       Title: Secretary and Treasurer











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